EXHIBIT 8.1

June 24, 2005 CIS Investments, Inc. Managing Owner of JWH Global Trust 233 South Wacker Drive Suite 2300 Chicago, IL 60606	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement“) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act“) on or about June 24, 2005.

In connection with the filing of the Registration Statement, you have requested our opinions concerning (i) the qualification and taxation for Federal income tax purposes of JWH Global Trust (the “Trust“) as a partnership; and (ii) the information in the Prospectus (the “Prospectus“) included in the Registration Statement under the heading “Federal Income Tax Aspects.“

In formulating our opinions, we have reviewed and relied upon the Registration Statement and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.  For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents or the Registration Statement.  We have, consequently, assumed that the information presented therein accurately and completely describes all material facts relevant to our opinions.  No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the provisions thereof, and that such documents accurately reflect the material facts of such transactions.  In addition, these opinions are based upon the assumption that the Trust will operate in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with.  Our opinions expressed herein are based on the applicable laws of the State of Delaware, the Internal Revenue Code of 1986, as amended (the “Code“), Treasury regulations promulgated thereunder, interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

The Trust will be treated as a partnership and will not be treated as a “publicly traded partnership“ for United Stated federal income tax purposes, assuming that the Trust does not elect to be taxed as a corporation and that substantially all of the gross income of the Trust for each of its taxable years will constitute “qualifying income“ within the meaning of Section 7704(d) of the Code.

The information in the Prospectus included in the Registration Statement under the heading “TAX CONSEQUENCES,“ to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Trust or any investment therein.  This opinion speaks as of the date hereof and we assume no obligation to update this opinion as of any future date.  This opinion shall not be used for any purpose without our written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the caption “TAX CONSEQUENCES“ in the Registration Statement.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP